Exhibit 10.4
INTERNATIONAL CONSOLIDATED COMPANIES, INC.
SERIES B PREFERRED STOCK
Section I.
Designation and Amount.
There is hereby authorized to be issued out of the authorized and unissued shares of preferred stock of the Corporation a class of preferred stock designated as the “Class B Preferred Stock” (“Class B Preferred Stock”) and the number of shares constituting such class shall be 2,500.
Section II.
Voting Rights.
Holders of the Class B Preferred Stock shall have a number of votes equal to the number of shares of Common Stock issuable upon conversion of the Class B Preferred Stock. The Class B Preferred Stock will vote together with the Common Stock as a separate class, except as provided herein or as otherwise required by law.
Section III.
Redemption and Liquidation Rights.
The Corporation shall have the right to and may, in its discretion, redeem the Class B Preferred Stock at the price of $460.00 per share, plus any unpaid dividends. Unless redeemed earlier, all outstanding Class B Preferred Stock shall be redeemed no later than December 31, 2013.
In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Class B Preferred Stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of junior capital stock, including Common Stock, an amount equal to $460.00 per share plus any unpaid dividends with respect to the Class B Preferred Stock. A consolidation or merger of the Corporation or the sale, lease or transfer by the Corporation of all or substantially all of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section.

Section IV.
Conversion Rights
Each share of Class B Preferred Stock shall be convertible into shares of registered Common Stock determined by dividing the then effective conversion price, as adjusted, into the original issue price of the Class B Preferred Stock, at the option of the holder, at any time and from time to time. Holder shall effect conversions by providing the Corporation with a form of conversion notice. The initial conversion rate shall be 1-to-1.
Section V.
Dividend
Dividends of $41.40 per annum per share of Class B Preferred Stock shall accrue and be paid in equal monthly installments on the 1st day of each month, whether or not declared. The dividends shall be cumulative if not paid.
Section VI.
Anti-Dilution Provisions
Shares of Class B Preferred Stock initially will be convertible into shares of Common Stock at a ratio of 1-to-1. The conversion ratio will be adjusted proportionately for stock splits, stock dividends and recapitalizations. The conversation ratio also will be adjusted for issuance of Common Stock or Common Stock equivalents at a purchase price less than the then applicable conversion price (the “Conversion Price”) or the fair market value of such shares, whichever is greater. In such event such Conversion Price shall be reduced concurrently with such issuance to a price equal to the consideration per share received by the Corporation upon such issuance of additional shares of Common Stock or Common Stock equivalents.

Section VII.
Protective Provisions
The consent of holders of at least a majority of the Class B Preferred Stock shall be required for any of the following: (i) the payment or the declaration of any dividend on the Common Stock or the repurchase of any shares of Common Stock other than pursuant to repurchase agreements entered into at the time of the issuance of such shares to employees or consultants; (ii) any action which would increase or decrease the authorized number of Class B Preferred Stock of the Corporation or would alter or change or otherwise adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Class B Preferred Stock; (iii) the issuance of Class B Preferred Stock or any capital stock having rights greater than the Class B Preferred Stock, (iv) the authorization, issuance or obligation to issue shares of any equity security, including securities exercisable into equity securities, or reclassification of existing stock having parity with or any preference or priority superior to any preference or priority of the Class B Preferred Stock; (v) the issuance or authorization of any debt in excess of $1 million, (vi) action resulting in a change in the Corporation’s business or in a material change to the Corporation’s business plan; or (vii) a merger or consolidation of the Corporation with or into any other corporation or corporations, or the sale of all or substantially all of the assets of the Corporation.
Section VIII.
Other Rights.
Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Class B Preferred Stock, including by way of illustration but not limitation, those concerning dividend, ranking, conversion, other redemption, participation, or anti-dilution rights or preferences.
Section IX.
Definitions.
As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
“Common Stock” means any and all shares of the Corporation’s $0.001 par value common stock.
“Corporation” means International Consolidated Companies, Inc., a Florida corporation, and its successors.

“Class B Preferred Stock” has the meaning ascribed to it in Section I hereof.
“Holder” means a holder of a share or shares of Class B Preferred Stock as reflected in the stock records of the Corporation.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series B Preferred Stock to be duly executed by its Chief Executive Officer and attested to by its Secretary this 3rd day of January, 2009, who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Corporation and state to the best of their knowledge, information and belief, under the penalties of perjury, that the above matters and facts are true in all material respects.
INTERNATIONAL CONSOLIDATED COMPANIES, INC.
By:/S/ Antonio F. Uccello III
Antonio F. Uccello III,
President / Chief Executive Officer